Exhibit 99.1

RealNetworks, Inc. Announces Special Dividend and Reverse Stock Split in Connection with Strategy
Review

- Company continues internal strategic review
- Cash distribution of $1.00 per share
- One-for-four reverse stock split

SEATTLE – July 28, 2011 – Digital media software and services company RealNetworks, Inc. (Nasdaq: RNWK) today said that its Board of Directors has progressed far enough in its strategic review of the company’s businesses and strategy to make two announcements regarding its capital structure.

First, the company has declared a special dividend of $1.00 per share of its common stock, payable on August 23, 2011, to holders of record as of the close of business August 9, 2011.

Second, the company has decided to implement a one-for-four reverse stock split.

“Over the past four months we have undertaken a thorough, top-to-bottom review of RealNetworks current businesses and future growth opportunities,” said Rob Glaser, Founder and Chairman of RealNetworks. “We have completed the first phase of that analysis and are now putting together what we believe to be a very compelling strategy and plan to reinvigorate RealNetworks and to set the company up for renewed growth.

“As part of this analysis, we believe that the company has excess cash relative to our anticipated future operational or strategic needs,” Mr. Glaser said. “Accordingly, we are choosing to return some of this cash to shareholders. After the payment of this dividend, we expect to retain sufficient capital to pursue growth both through new product introductions and acquisitions.”

In consideration of the stock price change that is expected to result from the dividend of a significant amount of the company’s cash, the board also approved a one-for-four reverse split of RealNetworks common stock, which it expects to implement at the close of business on August 30, 2011.

“We believe that the reverse split may make our shares more accessible to a broader universe of institutional investors, reduce shareholder transaction costs in buying our stock, and bring our share count into line with other companies our size,” said Mr. Glaser.

“The RealNetworks Board has rigorously reviewed our capital structure and believes that a dividend and reverse split is in the best interests of all RealNetworks’ shareholders,” said Eric Benhamou, RealNetworks’ Lead Independent Director.

The cash dividend is expected to total approximately $136.8 million, and the dividend payment will be made on August 23, 2011. As of June 30, 2011, RealNetworks had $328 million in cash and short-term investments, $66 million of which is held overseas. The company expects to have approximately 34.2 million shares outstanding after the reverse split, compared with 136.8 million as of June 30, 2011.

A portion of the distribution may be taxable as dividend income to the extent paid out of a U.S. shareholder’s pro rata share of RealNetworks’ current or accumulated earnings and profits. The portion of the distribution that will be taxable as dividend income will not be determined until after December 31, 2011. RealNetworks can make no assurances as to the tax treatment of the special dividend. Shareholders should consult their own tax advisors on such tax treatment, which varies by type of shareholder as well as by a shareholder’s respective tax basis and holding period. Additional information on the dividend, the reverse split and the tax treatment can be found in a special FAQ on the company’s investor website at http://investor.realnetworks.com.

“Regular way” trading in RealNetworks common stock is expected to be “ex-dividend” on the NASDAQ Global Select Market beginning on August 24, 2011. Persons who purchase RealNetworks common stock on the exchange on or after the “ex-dividend” date will not be entitled to receive the special dividend payment. RealNetworks common stock is expected to start trading on a reverse stock split-adjusted basis on or about market open on August 31, 2011.

Investor Contact:
Marj Charlier, RealNetworks, 206-892-6718 or mcharlier@real.com

Media Contact:
Barbara Krause, Krause Taylor Associates, 408.981.2429, or barbara@krause-taylor.com

About RealNetworks: RealNetworks creates innovative applications and services that make it easy to connect with and enjoy digital media. RealNetworks invented the streaming media category in 1995 and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. RealNetworks’ corporate information is located at http://www.realnetworks.com/about-us

Forward-Looking Statements: This communication contains forward-looking statements that involve risks and uncertainties, including statements relating to RealNetworks’ current expectations for future cash needs, future growth, its plan to pay a special dividend and to effect a reverse stock split, and the assumptions relating to such statements.  All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements.  Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: RealNetworks’ ability to realize operating efficiencies, growth and other benefits from the implementation of its strategic initiatives; the emergence of new entrants and competition in the market for digital media products and services; other competitive risks, including the introduction and growth of competing technologies, products and services; the potential outcomes and effects of claims and legal proceedings on RealNetworks’ business, prospects, financial condition or results of operations; fluctuations in foreign currencies; risks associated with key customer or strategic relationships, business acquisitions and the introduction of new products and services; changes in consumer and advertising spending in response to disruptions in the global financial markets; and changes in RealNetworks’ effective tax rate. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’s annual report on Form 10-K for the most recent year ended December 31, its quarterly reports on Form 10-Q and in other reports and documents filed by RealNetworks from time to time with the Securities and Exchange Commission. The preparation of RealNetworks’ financial statements and forward-looking financial guidance requires the company to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amounts of revenues and expenses during the reported period.  Actual results may differ materially from these estimates under different assumptions or conditions. The company assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.